Exhibit 10.2

July 12, 2010

Riviera Holdings Corporation
2901 Las Vegas Blvd., South
Las Vegas, NV 89109
Attention:

Re:           Backstop Commitment Agreement

Ladies and Gentlemen:

1.
Reference is made to the chapter 11 bankruptcy cases (the “Chapter 11 Cases”) that will be filed in the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”), in which Riviera Holdings Corporation (“RHC”) and certain of its affiliates will be debtors and debtors in possession (collectively, the “Debtors”).  Reference is further made to: (i) the lock-up letter agreement dated July 12, 2010 (the "Lockup Agreement")  between the Debtors and Consenting Lenders (as defined therein); (ii) that chapter 11 plan of reorganization attached to the Lockup Agreement as Exhibit 1 that will be filed by the Debtors with the Bankruptcy Court on July 12, 2010  (the “Petition Date”) (as such plan of reorganization may be modified or amended from time to time in accordance with the terms thereof, the “Plan”), (iii) the disclosure statement that will accompany the Plan (as it may be modified or amended from time to time, the “Disclosure Statement”) and (iv) the cash collateral stipulation attached to the Lockup Agreement  as Exhibit 2 (the “Cash Collateral Stipulation”).  Capitalized terms used in this letter agreement (the “Backstop Commitment Agreement”) and not otherwise defined herein shall have the meanings provided in the Plan.

2.
The Plan provides for  implementation of one of two financing alternatives:  (a) the Total New Money Investment Alternative on the terms as provided for in the Plan or (b) the Partial New Money  Investment Alternative on the terms as provided for in the Plan.  Pursuant to the Total New Money Investment Alternative, certain Senior Secured Lenders will provide the Reorganized Debtors (i) on the Substantial Consummation Date with $10.0 million pursuant to a committed revolving credit facility (the “Working Capital Facility”) and (ii) on the Designated New Money Election Date with additional liquidity in the amount of $20.0 million (the “Designated New Money Investment”).  Pursuant to the Partial New Money Investment Alternative, certain Senior Secured Lenders will provide  the Working Capital Facility to the Reorganized Debtors on the Substantial Consummation Date.  As used herein, “New Money Investment” refers to (x) if the Total New Money Investment Alternative is effectuated under the Plan, consummation of the Designated New Money Investment and Working Capital Facility and (y) if the Partial New Money Investment Alternative is effectuated under the Plan, consummation of the Working Capital Facility.

3.
In the event the Designated Consenting Lenders and Debtors have unanimously agreed upon the terms of the  Series B Term  Loan Budget on or before the date that is 30 days after the entry of the order approving the adequacy of the Solicitation Materials by the Bankruptcy Court (the “Budget Contingency”) and the Designated New Money Election is made, the Total New Money Investment Alternative shall be effectuated under the Plan.  If, however, the Designated Consenting Lenders and Debtors are unable to satisfy the Budget Contingency or are able to satisfy the Budget Contingency but the Designated New Money Election is not made, the Partial New Money Investment Alternative shall be effectuated under the Plan instead of the Total New Money Investment Alternative.

4.
To the extent the Total New Money Investment Alternative is effectuated under the Plan, each Senior Secured Lender (including each Backstop Lender) shall have the right  (a) to participate in the New Money Investment based on its Pro Rata Share and (b) to receive on account, and to the extent, of its participation therein its Pro Rata Share of (i) notes evidencing the Series B Term  Loan, (ii) notes evidencing revolving credit loans outstanding at any time under the Working Capital Facility, (iii) 15.0% of the Class B Shares (subject to dilution only under those certain conditions specified in the Plan), and (iv) penny warrants to purchase up to 10.0% of the Class B Shares (it being understood that the exercise of such penny warrants shall result in dilution of the amount of Class B Shares received by all Senior Secured Lenders under the Plan and otherwise received by those certain Senior Secured Lender as partial consideration for participating in the New Money Investment) (clauses (b)(i) through (b)(iv), collectively, the “Total New Money Investment Alternative Consideration”).

5.
To the extent the Partial New Money Investment Alternative is effectuated under the Plan, each Senior Secured Lender (including each Backstop Lender) shall have the right (a) to participate in the  New Money Investment based on its Pro Rata Share and (b) to receive on account, and to the extent, of its participation therein its Pro Rata Share of  (i) notes evidencing revolving credit loans outstanding at any time under the Working Capital Facility  and (ii) 7.0% of the Class B Shares (subject to dilution only under those certain conditions specified in the Plan) (clauses (b)(i) and (b)(ii), collectively, the “Partial New Money Investment Alternative Consideration” and together with the Total New Money Investment Alternative Consideration, the "New Money Investment Consideration").

6.
Each Senior Secured Lender shall be required to accept such offer to participate in the Total New Money Investment Alternative  or the Partial New Money Investment Alternative, as the case may be,  in a writing to be delivered to the Agent no later than  the earlier of the date that is (a) fourteen (14) days after the date the Debtors file their 5-year projections and (b) three (3) days after the entry of the order approving the adequacy of the Solicitation Materials by the Bankruptcy Court.

7.
“Pro Rata Share” means with respect to each Senior Secured Lender (x) the total amount of First Priority Senior Secured Claims and/or Senior Secured Claims held by such Senior Secured Lender as of the Petition Date divided by (y) the aggregate amount of all First Priority Senior Secured Claims and Senior Secured Claims as of the Petition Date.

8.
To provide assurance that the Designated New Money Investment (solely to the extent the Total New Money Investment Alternative is effectuated)  shall be fully funded in the aggregate amount of $20.0 million and the Working Capital Facility (irrespective of whether the Total New Money Investment Alternative or Partial New Money Investment Alternative is effectuated) shall be fully committed  in the aggregate principal amount of $10.0 million, each of the undersigned (collectively, the “Backstop Lenders”) hereby commits, severally and not jointly, (a) to fund its Pro Rata Share of the Designated New Money Investment and commit to fund its Pro Rata Share of the Working Capital Facility (collectively, the “Backstop Lender Pro Rata Share”) and (b) to backstop an amount equal to the Pro Rata Share of all Senior Secured Lenders (other than the Backstop Lenders) of the Designated New Money Investment and Working Capital Facility by providing commitments to make Series B Term  Loans under the Second Lien Credit Agreement and Revolving Loans under the First Lien Credit Agreement  in accordance with the percentages set forth on Schedule 1 attached hereto (each such percentage, the “Backstop Commitment Percentage”), in each case, on the terms described herein and in the Plan (such commitments, collectively, the “Backstop Commitments”).  To the extent that any Senior Secured Lender (other than a Backstop Lender) (i) elects not to participate in or (ii) elects not to participate according to its full Pro Rata Share of, as applicable, the Designated New Money Investment (such aggregate amount, the “Unsubscribed Loans”) and the Working Capital Facility (such aggregate amount, the “Unsubscribed Commitment” and together with the Unsubscribed Loans, the “Unsubscribed Amount”), each Backstop Lender shall fund its Backstop Commitment Percentage of the Unsubscribed Loans and commit to fund its Backstop Commitment Percentage of the Unsubscribed Commitment on the Substantial Consummation Date.  Notwithstanding anything herein or otherwise, in no event shall any Backstop Lender be required to fund in excess of its Backstop Lender Pro Rata Share and its Backstop Commitment Percentage of the Unsubscribed Amount.

9.
In addition to receiving its Pro Rata Share of the Total New Money Investment Alternative Consideration or Partial New Money Investment Alternative Consideration, as applicable, each Backstop Lender shall have the right to receive on account, and to the extent, of its participation in the New Money Investment its Backstop Commitment Percentage of the portion of such Total New Money Investment Alternative Consideration or Partial New Money Investment Alternative Consideration, as applicable, that otherwise would have been distributable to those Senior Secured Lenders electing not to participate in or not to participate according to their full Pro Rata Share of, as applicable, the New Money Investment.

10.
The Debtors hereby agree to pay, and the Backstop Order shall authorize the payment of, the following commitment fees (the "Commitment Fees") to the Backstop Lenders (which, for the avoidance of doubt, shall be in addition to that portion of the New Money Investment Consideration received by the Backstop Lender on account of their participation in the New Money Investment in its capacity as a Senior Secured Lender):  (a)(i) if the Budget Contingency is satisfied, (ii) the Total New Money Investment Alternative is effectuated under the Plan, (iii) the Substantial Consummation Date occurs; and (iv)  the Series B Term Loan is fully funded and the entire Working Capital Facility is made available as provided for in the Plan, 5.0% of the Class B Shares (subject to dilution only under those certain conditions specified in the Plan) shall be fully earned,  payable and non-refundable to the Backstop Lenders, (b) if the Budget Contingency is satisfied, but either this Backstop Commitment Agreement is terminated pursuant to its terms  or the Substantial Consummation Date does not occur, $1,000,000 in cash shall be fully earned, payable and  non-refundable  upon such  date to the Backstop Lenders; provided, however, that to the extent (i)  this Backstop Commitment Agreement is materially breached by any Backstop Lender (ii) this Backstop Commitment Agreement is terminated in connection with the Lockup Agreement having been terminated solely as a result of a breach thereof by any Backstop Lender in its capacity as a Designated Consenting Lender, or (iii) the Substantial Consummation Date does not occur other than as a result of the actions and/or inactions of the Debtors that are in breach of the Lockup Agreement,  the Debtors shall not be required to pay the Backstop Lenders the $1,000,000 cash fee described in this clause (b), and (c)(i) if either the Budget Contingency is not satisfied or the Budget Contingency is satisfied but the Designated New Money Election is not made, (ii) the Partial New Money Investment Alternative is effectuated under the Plan, (iii) the Substantial Consummation Date occurs and (iv) the entire Working Capital Facility is made available as provided for in the Plan, $300,000 in cash shall be fully earned, non-refundable and payable to the Backstop Lenders.  For the avoidance of doubt, any amounts paid to the Backstop Lenders pursuant to this paragraph shall be paid to the Backstop Lenders on a pro rata basis based on the Backstop Commitments Percentages set forth on Schedule 1 attached hereto.  In addition, the Backstop Order shall provide the Backstop Lenders with an administrative expense claim pursuant to Section 503(b)(1) of the Bankruptcy Code on account of the Debtors’ obligation hereunder, including the obligations to pay the fees and expenses as provided for herein.

11.
The agreement of the Backstop Lenders and the Debtors hereunder is expressly conditioned upon, and subject to, (a) satisfaction of each of the conditions set forth in the Plan, (b) no Consenting Lender Termination Event (as defined in the Lockup Agreement) having occurred under the Lockup Agreement (unless the occurrence of such Consenting Lender Termination Event shall have been waived in writing by the Requisite Consenting Lenders), (c) the Backstop Order (which shall be in form acceptable in all respects to the Backstop Lenders) having been entered by the Bankruptcy Court and continuing to be in full force and effective, or alternatively, the Plan, as amended, providing for the approval of this Backstop Commitment Agreement, and (d) the Bankruptcy Court’s entry of a Final Order approving the Cash Collateral Stipulation (which shall be in form and substance reasonably acceptable in all respects to the Designated Consenting Lenders) and the Debtors’ compliance with, and the continued effectiveness of, the Cash Collateral Stipulation as approved by the Final Order (collectively, “Backstop Commitment Agreement Conditions”).  Upon the failure of a Backstop Commitment Agreement Conditions to be satisfied at any time during the period from the date hereof through the Substantial Consummation Date, the Majority Backstop Lenders (as defined below) shall have the right (in their sole and absolute discretion) immediately to terminate the Backstop Commitment Agreement.

12.
For purposes of this Backstop Commitment Agreement, (i) “Majority Backstop Lenders” means the Backstop Lenders that collectively hold two-thirds of the aggregate Backstop Commitment Percentage set forth on Schedule 1 attached hereto.

13.
Notwithstanding any other provisions herein, the Debtors shall not pay any fee or  expense hereunder to any Backstop Lender that is in material breach of its obligations hereunder (each such Backstop Lender, a “Defaulting Backstop Lender”).  The Backstop Lenders hereby agree and acknowledge that, to the extent (a) one or more of the Backstop Lenders is a Defaulting Backstop Lender and (b) one or more of the Backstop Lenders that is not a Defaulting Backstop Lender (each such Backstop Lender, a “Performing Backstop Lender”) agrees, in its sole and absolute discretion, to fund and commit to fund, as applicable, its Ratable Share of such Defaulting Backstop Lender’s Backstop Lender Pro Rata Share and Backstop Commitment Percentage of the Unsubscribed Amount, then each Performing Backstop Lender shall be entitled to receive (and the Debtors shall be obligated to pay) its Ratable Share of any fee that would have been payable to such Defaulting Backstop Lender but for such Defaulting Backstop Lender’s breach of this Backstop Commitment Agreement and 35% of any distribution such Defaulting Backstop Lender is entitled to receive under the Plan on account of its Allowed First Priority Senior Secured Claims and Senior Secured Claims thereunder.  In the event that any Defaulting Backstop Lender fails to meet its obligations under this Backstop Commitment Agreement, each Performing Backstop Lenders shall have the right, but not the obligation, to assume such obligations.  “Ratable Share” means with respect to each Performing Backstop Lender (x) the total amount of First Priority Senior Secured Claims and/or Senior Secured Claims held by such Performing Backstop Secured Lender as of the Petition Date divided by (y) the aggregate amount of all First Lien Senior Secured Claims and Senior Secured Claims held by all Performing Backstop Lenders as of the Petition Date.

14.
Whether or not the transactions contemplated hereby are consummated, and provided there has not been a material breach hereunder by a Backstop Lender, the Debtors agree to: (x) pay within ten (10) days of demand the reasonable and documented fees and expenses  of the Backstop Lenders incurred previously or in the future  relating to the preparation, negotiation and approval of  the Backstop Commitments, Backstop Commitment Agreement, and order approving the Backstop Commitment Agreement, but with regard to attorneys fees and expenses, reimbursement is limited to  the reasonable fees and expenses of the collective counsel, and not individual counsel, for the Backstop Lenders and (y) indemnify and hold harmless the Backstop Lenders and their respective general partners, members, managers and equity holders, and the respective officers, employees, affiliates, advisors, agents, attorneys and accountants of each such entity, and to hold the Backstop Lenders and such other persons and entities (each an “Indemnified Person”) harmless from and against any and all losses, claims, damages, liabilities and expenses, joint or several, which any such person or entity may incur, have asserted against it or be involved in as a result of or arising out of or in any way related to this letter, the proposed Backstop Commitments contemplated hereby, the use of proceeds thereunder or any  transaction or any claim, litigation or investigation or proceeding relating to any of the foregoing, regardless of whether any of such Indemnified Persons is a party thereto, and to reimburse each of such Indemnified Persons upon ten (10) days demand for any reasonable legal or other expenses incurred in connection with any of the foregoing; provided, however, that the foregoing indemnity shall not, as to any Indemnified Person, apply to losses, claims, damages, liabilities or related expenses to the extent they have resulted from the willful misconduct or gross negligence of such Indemnified Person.  No Indemnified Person shall be liable for any special, indirect, consequential or punitive damages in connection with its activities related to the Backstop Commitments except to the extent they have resulted from the willful misconduct or gross negligence of such Indemnified Person.  The terms set forth in this paragraph and paragraph 10 above shall survive termination of this Backstop Commitment Agreement and shall remain in full force and effect regardless of whether the documentation for the New Money Investment is executed and delivered, provided there has not been a material breach hereunder by any Backstop Lender.

15.
It is understood and agreed by the Debtors and Backstop Lenders that money damages would be an insufficient remedy for any breach of this Agreement by either of them and each non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy of any such breach, including, without limitation, an order of the Bankruptcy Court or other court of competent jurisdiction requiring any party to comply promptly with any of its obligations hereunder.

16.
This Backstop Commitment Agreement (a) is not assignable by the Debtors without the prior written consent of the Majority Backstop Lenders (and any purported assignment without such consent shall be null and void), and (b) is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Notwithstanding the foregoing, the Backstop Lenders may assign all or any portion of their rights and obligations hereunder to one or more financial institutions reasonably acceptable to RHC; provided, that RHC’s consent shall not be required for (x) any such assignment to another Backstop Lender or (y) an assignment by any Backstop Lender of its rights, but not its obligations, hereunder to an affiliate of such Backstop Lender.  Upon any such assignment, the obligations of the Backstop Lenders in respect of the portion of their obligations so assigned shall terminate.  The obligations of the Backstop Lenders under this Backstop Agreement are several, and not joint and several.

17.
This Backstop Commitment Agreement sets forth the agreement of the Backstop Lenders to fund and commit to fund, as applicable, the Unsubscribed Amount on the terms described herein and shall be considered withdrawn and the obligations on the part of the Backstop Lenders and the Debtors as provided for herein shall be of no force and effect if (a) the Backstop Lenders have not received from the Debtors fully executed counterparts to this Backstop Commitment Agreement on or before July 12, 2010, unless such deadline is extended by the mutual agreement of the Majority Backstop Lenders and the Debtors and (b) the Agreement Effective Date (as defined in the Lockup Agreement) does not occur.

18.
The obligations of the Backstop Lenders hereunder shall terminate and all of the obligations of the Debtors (other than the obligations of the Debtors to (i) pay the reimbursable fees and expenses, (ii) satisfy their indemnification obligations and (iii) pay fees, if any, earned under paragraph 10 of this Backstop Commitment Agreement) shall be of no further force or effect, upon termination of this Backstop Commitment Agreement in accordance with paragraph 11 above.

19.
THIS BACKSTOP COMMITMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

20.
This Backstop Commitment Agreement may not be amended or waived except in writing signed by the Debtors and each Backstop Lender, and approved by the Bankruptcy Court after the Petition Date.  This Backstop Commitment Agreement may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement.  Delivery of an executed counterpart of this Backstop Commitment Agreement by facsimile or portable document format (PDF) shall be effective as delivery of a manually executed counterpart of this Backstop Commitment Agreement.

21.
Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408 and any applicable state rules of evidence, this Backstop Commitment Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than a proceeding  before the Bankruptcy Court to approve the Backstop Commitment Agreement or enforce the terms of this Backstop Commitment Agreement.

22.
Notwithstanding anything contained herein, each Backstop Lender acknowledges that its decision to enter into this Backstop Commitment Agreement has been made by such Backstop Lender independently of any other Backstop Lender.

23.
This Backstop Commitment Agreement is the product of extensive discussions and negotiations between and among the Debtors and the Backstop Lenders.  Each of the foregoing was represented by counsel of its choice who either (i) participated in the formulation and documentation of this Backstop Commitment Agreement or (ii) was afforded the opportunity to review and provide comments thereon.  Accordingly, the general rule of contract construction known as “contra proferentem” shall not apply to the construction or interpretation of any provision of this Backstop Commitment Agreement.

24.
This Backstop Commitment Agreement constitutes the entire understanding among the parties hereto with respect to the subject matter hereof and replaces and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof and shall become effective and binding upon the mutual exchange of fully executed counterparts.

25.	The undersigned represent that they have the authority to execute and deliver this Backstop Commitment Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Backstop Commitment Agreement to be duly executed as of the day and year first written above.

RIVIERA HOLDINGS CORPORATION
By:	/s/ Tullio J. Marchionne
Name: Tullio J. Marchionne
Title: Secretary

RIVIERA OPERATING CORPORATION
By:	/s/ Tullio J. Marchionne
Name: Tullio J. Marchionne
Title: Secretary

RIVIERA BLACK HAWK, INC.
By:	/s/ Tullio J. Marchionne
Name: Tullio J. Marchionne
Title: Secretary

SCH/VIII BONDS, LLC

By:	/s/ Marcos Alvarado
Name: Marcos Alvarado
Title: Vice President

SCH/VIII BONDS II, L.L.C.

By:	/s/ Marcos Alvarado
Name: Marcos Alvarado
Title: Vice President

SCH/VIII BONDS III, L.L.C.

By:	/s/ Marcos Alvarado
Name: Marcos Alvarado
Title: Vice President

SCH/VII BONDS IV, L.L.C.

By:	/s/ Marcos Alvarado
Name: Marcos Alvarado
Title: Vice President

STRATEGIC VALUE SPECIAL SITUATIONS MASTER FUND L.P., by its investment manager, SVP SPECIAL SITUATIONS LLC

By:	/s/ Lewis Schwartz
Name: Lewis Schwartz
Title: Chief Financial Officer

CERBERUS SERIES FOUR HOLDINGS, LLC By: Cerberus Institutional Partners, L.P. - Series Four, its Managing Member By: Cerberus Institutional Associates, L.L.C., its General Partner

By:	/s/ Seth Plattus
Name: Seth Plattus
Title: Senior Managing Director

DESERT ROCK ENTERPRISES LLC

By:	/s/ Daniel Morrell
Name: Daniel Morrell
Title: Chief Financial Officer

[Signature Page to Backstop Commitment Agreement]

EXHIBIT A
PLAN

EXHIBIT B

CASH COLLATERAL STIPULATION

SCHEDULE 1

BACKSTOP COMMITMENT PERCENTAGES

Backstop Lender	Backstop Commitment Percentage
SOF-VIII U.S. Hotel Holdings Holdco, L.L.C	55.375%
Strategic Value Partners, LLC	16.613%
Cerberus Capital Management, L.P.	14.263%
Desert Rock Enterprises LLC	13.749%